EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS HOLDINGS, L.P. AND PETRO HOLDINGS

FINANCIAL CORPORATION ANNOUNCE AN OFFER AND CONSENT

SOLICITATION WITH RESPECT TO ANY AND ALL OF THEIR OUTSTANDING

SENIOR DISCOUNT NOTES DUE 2008 AND PETRO WARRANT HOLDINGS

CORPORATION ANNOUNCES A CONSENT SOLICITATION WITH RESPECT TO

ALL OF ITS OUTSTANDING WARRANTS

El Paso, Texas, August 19, 2003 – Petro Stopping Centers Holdings L.P. and Petro Holdings Financial Corporation (the “Issuers”) announce an offer and consent solicitation with respect to all of their outstanding $113,370,000 aggregate principal amount at maturity senior discount notes due 2008 (the “Existing Notes”) (CUSIP# 71646DAE2 and ISIN# US71646DAE22). Petro Warrant Holdings Corporation also announces a consent solicitation with respect to all of its outstanding Warrants (CUSIP# 716457114, ISIN# 7164571140).

The Issuers are offering $242.57 in cash and $1030.30 in principal amount at maturity of new senior second secured discount notes due 2014 (the “New Notes”) in exchange for each $1,000 principal amount at maturity Existing Note validly tendered and accepted in the offer. The New Notes will begin to accrue cash interest at 14% beginning October 1, 2009. The Issuers are also soliciting consents from holders of the Existing Notes to certain proposed amendments to the indenture governing the Existing Notes that would eliminate substantially all of the restrictive covenants and events of default contained in the indenture. Finally, Petro Warrant Holdings Corporation is simultaneously soliciting consents from holders of its outstanding warrants to extend the mandatory purchase date of the outstanding warrants. A valid tender pursuant to the offer will also be deemed to be a consent to the proposed amendments to the indenture governing the Existing Notes and, to the extent that holders of the Existing Notes are also holders of the outstanding warrants, to the proposed amendments to the warrant agreement governing the outstanding warrants.

The offer expires at 5:00 p.m. New York City time on September 16, 2003, unless extended. The offer is conditioned upon, among other things, the receipt of tenders of at least a majority of the outstanding principal amount at maturity of the Existing Notes, the receipt of consents from holders of at least a majority of the outstanding warrants and the consummation of financing transactions. Tenders of Existing Notes may be withdrawn, and the corresponding consents may be revoked, in writing at any time prior to, 5:00 p.m. New York City time on September 16, 2003.

In connection with the offer, Petro Stopping Centers Holdings L.P. intends to refinance substantially all its existing debt in order to extend its debt maturities, to increase its financial flexibility and to take advantage of current conditions in the debt markets.

Informational documents relating to the offer will only be distributed to eligible investors who complete and return an Eligibility Letter that has already been sent to investors. If you would like to receive this Eligibility Letter, please contact Global Bondholders Services, the information agent for offer and consent solicitation, at (212) 430-3774 or (866) 470-4200 (toll-free).

The New Notes will not be registered under the Securities Act of 1933, as amended, and will only be offered in the United States to qualified institutional buyers or institutional accredited investors in private transactions in reliance upon an exemption from registration under the Securities Act and outside the United States to persons other than U.S. persons in off-shore transactions in reliance upon Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the New Notes in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on Petro Stopping Centers Holdings’ best estimates, actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Petro Stopping Centers Holdings L.P. assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Contact:

Edward Escudero

Chief Financial Officer & Treasurer

(915) 779-4711